As filed with the Securities and Exchange Commission on August 21, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

AIRMEDIA GROUP INC.
(Exact name of registrant as specified in its charter)
_________________________________________

Cayman Islands	N/A
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

17/F, Sky Plaza
No. 46 Dongzhimenwai Street
Dongcheng District, Beijing 100027
The People’s Republic of China
(Address of Principal Executive Offices, including zip code)
_________________________________________

AirMedia Group Inc. 2011 Share Incentive Plan
(Full title of the plan)

Copies of Correspondence to:
CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, and telephone number, including area code, of agent for service)
_________________________________________

Copies to:

Louis A. Bevilacqua, Esq.
Woon-Wah Siu, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
(202) 663-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value US$0.001 per share	2,000,000	$2.315	$4,630,000	$530.6

(1) These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-146908).

(2) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s ADSs as reported on The NASDAQ Stock Market LLC on August 20, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All Information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by AirMedia Group Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the Commission on April 30, 2012, as amended on May 14, 2012; and

(b)

The description of the Registrant’s ordinary shares contained in the Registration Statement on Form 8-A, filed on October 24, 2007 pursuant to Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any further amendment or report filed hereafter for the purpose of updating such description.

All documents that the Registrant files after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and will automatically update information in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Articles of Association provide for indemnification of officers and directors for all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such, including those incurred in defending against civil proceedings concerning the Registrant or its affairs, except through their own willful neglect or default.

Pursuant to the form of indemnification agreement filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1 (No. 333-146825) declared effective on November 6, 2007 (the “F-1 Registration Statement”), we may agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.3 to the report of the Registrant on Form 6-K furnished to the Commission on December 10, 2009)
4.2	Form of Deposit Agreement among the Registrant, the depositary and owners and beneficial owners of American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (File No.333-146825))
4.3	2011 Share Incentive Plan (incorporated by reference to Exhibit 4.49 to the annual report on Form 20-F of the Registrant filed with the Commission on April 30, 2012)
5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

* Filed herewith.

ITEM 9.	UNDERTAKINGS.

(A)             The undersigned registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)               To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)              To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)             To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Beijing, People’s Republic of China, on August 21, 2012.

AIRMEDIA GROUP INC.

By /s/ Herman Man Guo
Name: Herman Man Guo
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement on Form S-8 appears below hereby constitutes and appoints Herman Man Guo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement on Form S-8 that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 21, 2012.

SIGNATURE	TITLE

/s/ Herman Man Guo	Chairman and Chief Executive Officer
Herman Man Guo	(Principal Executive Officer)

/s/ Ping Sun	Chief Financial Officer
Ping Sun	(Principal Financial Officer and Accounting Officer)

/s/ James Zhonghua Feng	President and Director
James Zhonghua Feng

/s/ Qing Xu	Director and Executive President
Qing Xu

/s/ Shichong Shan	Independent Director
Shichong Shan

/s/ Donglin Xia	Independent Director
Donglin Xia

/s/ Junjie Ding	Independent Director
Junjie Ding

/s/ Songzuo Xiang	Independent Director
Songzuo Xiang

/s/ Donald J. Puglisi	Authorized Representative in the United States
Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates

EXHIBIT INDEX

Exhibit	Description
4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.3 to the report of the Registrant on Form 6-K furnished to the Commission on December 10, 2009)

4.2

Form of Deposit Agreement among the Registrant, the depositary and owners and beneficial owners of American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (File No.333-146825))

4.3	2011 Share Incentive Plan (incorporated by reference to Exhibit 4.49 to the annual report on Form 20-F of the Registrant filed with the Commission on April 30, 2012)
5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

* Filed herewith.